Metropolitan Life Insurance Company
Law Department
One Madison Avenue, New York, NY 10010
Fax 212 779-1490  Fax 212 696-0541
Fax 212 679-8474

                                    MetLife


Metropolitan Series Fund, Inc.
One Madison Avenue
New York, New York 10010

Re:      Rule 24f-2 Notice for
         Metropolitan Series Fund, Inc.
         File No. 2-80751
         Registration File No. 811-3618

Gentlemen:

In connection with the filing of a notice (the "Notice") under Rule 24f-2 of the Investment Company Act of 1940, I am furnishing the opinion set forth below.

Fur such purpose, I have reviewed the Certificate of Incorporation of Metropolitan Series Fund, Inc., a Maryland Corporation (the "Fund"), the resolutions of the Board of Directors of the Fund and such other documents and such questions of law as I have deemed necessary or advisable.

On the basis of such review, it is my opinion that when the 1,546,074 shares of the Fund's common stock referred to in the Notice were sold during the fiscal year of the Fund ended December 31, 1995, in reliance upon registration pursuant to Rule 24f-2 and in accordance with the currently effective prospectus of the Fund, such shares were legally issued, fully paid and are non-assessable.


Sincerely,

/s/ Christopher P. Nicholas
Christopher P. Nicholas
Associate General Counsel

February 28, 1996




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